Exhibit 99.1

NexCore Group Hires New CFO

DENVER, Colo., August 11, 2011 — NexCore Group announced today the appointment of Robert Lawless as its new Chief Financial Officer. On August 15, Mr. Lawless will succeed interim Chief Financial Officer Bob Gross, who will assume the role of Chief Operating Officer for the company. Mr. Lawless is an accomplished financial executive with over 20 years of experience working for public and private sector domestic and international real estate companies.

About NexCore Group LP

NexCore Group delivers comprehensive healthcare real estate solutions for hospitals, healthcare systems, and physician partners across the United States. Recognized by Modern Healthcare as one of the Top 20 Healthcare Real Estate Developers since spinning off from its predecessor company in 2004, NexCore has become one of the nation’s most active and respected healthcare developers. NexCore has grown its operating platform, expanded with regional offices, and increased its portfolio of developed, acquired, and managed projects to include 5.2 million square feet of facilities, with 1.8 million square feet currently under management and in development. NexCore is headquartered in Denver, with offices in Chicago and Bethesda, MD. For more information, please visit www.nexcoregroup.com. Contact: Tracy Hindman, Marketing Director, 303-244-0700